Exhibit 99.1

May 13, 2021

Carriage Services Announces Closing of Senior Notes Offering and Entry into Amended and Restated Senior Secured Revolving Credit Facility

HOUSTON, Texas – (PRNewswire) – Carriage Services, Inc. (NYSE: CSV) (“Carriage Services” or the “Company”) today announced that it closed its private offering of $400 million aggregate principal amount of 4.25% senior notes due 2029 (the “2029 Notes”).

The Company used the net proceeds from the sale of the 2029 Notes, together with cash on hand and borrowings under the amended and restated credit facility, to satisfy and discharge the indenture with respect to its 6.625% senior notes due 2026 (the “2026 Notes”). The 2026 Notes are scheduled to be redeemed on June 1, 2021. This press release does not constitute a notice of redemption with respect to the 2026 Notes.

The 2029 Notes are unsecured, senior obligations of the Company, and interest is payable semi-annually in arrears. The 2029 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, jointly and severally by each of the Company’s subsidiaries that is a borrower, or guarantees indebtedness, under the Company’s amended and restated credit facility.

In connection with the closing of the 2029 Notes offering, the Company also entered into an amended and restated senior secured revolving credit facility with commitments of $150 million in order to provide ongoing working capital and for general corporate purposes. At closing, approximately $58.8 million of borrowings were outstanding under the amended and restated facility with approximately $89.1 million available for additional borrowings after giving effect to $2.1 million of outstanding letters of credit.

The 2029 Notes were offered in a private offering only to persons who are reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to certain persons outside of the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Act”). Neither the 2029 Notes nor the related guarantees have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Carriage Services

Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. Carriage operates 173 funeral homes in 26 states and 32 cemeteries in 12 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Cautionary Note” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and under “Cautionary Statement on Forward-Looking Statements” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.

Source: Carriage Services, Inc.

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